Exhibit 99.1

NEWS RELEASE	CONTACT:	Jason Korstange (952) 745-2755 www.TCFExpress.com

TCF FINANCIAL CORPORATION   200 Lake Street East, Wayzata, MN 55391-1693

TCF Bank Enters Arizona
Timothy B. Meyer Elected President

WAYZATA, MN, November 9, 2005 – TCF Financial Corporation (TCF) (NYSE: TCB) today announced that it intends to file an application with the Comptroller of the Currency and the Federal Deposit Insurance Corporation for a new wholly-owned national bank charter.  The newly chartered bank will operate in Arizona.  Initially, TCF plans to open several consumer loan production offices in the Phoenix metropolitan area during 2006 with construction of traditional retail branches to begin later in 2006 or early 2007.

“Our de novo expansion strategy has lead us to a new market.  Phoenix, with its growing population and excellent demographics, was a natural choice for TCF,” said Lynn A. Nagorske, President and Chief Operating Officer of TCF.  “Arizona residents will benefit from TCF’s convenient banking services.  TCF is open longer hours, seven days a week and open on most holidays.”

TCF has also announced the election of Timothy B. Meyer as President of TCF Bank Arizona. Mr. Meyer will assume primary responsibility for opening the loan production offices and retail branches in Arizona, and will oversee all operations of this new bank.  Meyer will report to Mark Jeter, President of TCF Bank Minnesota.

Meyer has 23 years of banking and financial services experience.  He began his career at ITT Consumer Financial Services and joined TCF in 1986.  Meyer has held several management positions within TCF, most recently as Executive Vice President of Minnesota Consumer Lending.  Meyer holds a bachelor’s degree in agricultural business from the University of Minnesota and is a graduate of the American Bankers Association Stonier Graduate School of Banking.

TCF is a Wayzata, Minnesota-based national financial holding company with $12.7 billion in assets.  TCF has 442 banking offices in Minnesota, Illinois, Michigan, Wisconsin, Colorado and Indiana.  Other TCF affiliates provide leasing and equipment finance, securities brokerage, and investments and insurance sales.

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